EXHIBIT 2


                          INVESTOR'S AGREEMENT


           This Investor's Agreement (the "Agreement") is made and entered into on July 16, 1998, by and between Kennedy-Wilson, Inc., a Delaware corporation (the "Company"), and Colony Investors III, L.P., a Delaware limited partnership (the "Purchaser").

                                  RECITALS

           The Purchaser has, upon the terms and subject to the conditions of a Stock Purchase Agreement, dated the date hereof (the "Stock Purchase Agreement"), by and between the Company and the Purchaser, agreed to acquire 440,085shares of Common Stock, $0.01 par value per share, of the Company ("Common Stock"), and warrants (the "Warrants") to purchase an additional 132,026 shares of Common Stock.

           The Purchaser and the Company each desire to enter into this Agreement for the purpose of regulating certain aspects of their relationship with regard to the Company.

                                 AGREEMENT

        NOW THEREFORE, in consideration of the mutual covenants herein contained and for other good and valuable consideration, the Purchaser and the Company agree as follows:


                                 ARTICLE I
                                DEFINITIONS

        As used herein, the terms below shall have the following meanings. Any such term, unless the context otherwise requires, may be used in the singular or plural, depending upon reference.

   "Affiliate" shall mean, with respect to any Person, (i) any Person or entity directly or indirectly controlling or controlled by or under direct or indirect common control with such Person, (ii) any spouse or non-adult child (including by adoption) of any natural person described in clause (i) above, (iii) any relative other than a spouse or non-adult child (including by adoption) who has the same principal residence of any natural person described in clause (i) above, (iv) any trust in which any such Persons described in clause (i), (ii) or (iii) above has a beneficial interest and
 (v) any corporation, partnership, limited liability company or other organization of which any such Persons described in clause (i), (ii) or
 (iii) above collectively own more than fifty percent (50%) of the equity of such entity. For purposes of this definition, beneficial ownership of more than ten percent (10%) of the voting common equity of a Person shall be deemed to be control of such Person.

   "Fully Diluted Common Stock" shall mean all of the Common Stock of the Company, assuming conversion, exercise or exchange of all outstanding convertible or exchangeable securities, options, rights, warrants and similar instruments into or for Common Stock (regardless of whether such convertible securities, options, warrants or similar securities are then convertible or exercisable), except for compensatory stock options which shall not be deemed outstanding unless they have vested. As provided in
 Section 4.4, all such calculations shall be appropriately adjusted for stock splits, stock dividends and other similar events as described therein.

   "Person" shall mean an individual, partnership, limited liability company, joint venture, corporation, trust or unincorporated organization or any other similar entity.

   "Restricted Securities" shall mean any securities of the Company issued and sold to the Purchaser pursuant to the Stock Purchase Agreement.


                                 ARTICLE II
                            CORPORATE GOVERNANCE

        2.1 Board of Directors. Upon the execution of this Agreement, and until such time as the Purchaser and its Affiliates no longer collectively beneficially own at least 50% of the Restricted Securities, the Company hereby agrees (a) to take all action necessary such that from and after the date hereof until the regularly scheduled 2001 annual meeting of the Company's stockholders, the Board of Directors of the Company (the "Board") shall include one Class III director designated by the Purchaser, and (b) thereafter to use its best efforts to cause a person designated by the Purchaser to be included in each slate of proposed Class III directors put forth by the Company to its stockholders and recommended for election in any proxy solicitation materials disseminated by the Company; provided, however, that the identity of any nominee so designated by the Purchaser other than Thomas J. Barrack, Jr. and Kelvin L. Davis shall be reasonably acceptable to the Company; and provided, further, that if at any time the nominee so designated by the Purchaser shall not be serving on the Board,
 (i) the Purchaser shall have the continuing right to receive copies of all materials distributed to members of the Board, (ii) the nominee designated by the Purchaser shall have the right to participate substantially in all meetings of the Board on a non-voting basis, and (iii) the Company shall grant the Purchaser such other rights as may be necessary for the Purchaser's investment in the Restricted Securities to continue to qualify as a "venture capital investment" within the meaning of 29 C.F.R.
 section 2510.3-101(d). The Company further agrees to cause the nominee designated by the Purchaser in accordance with the foregoing to serve on the Board of Directors of each subsidiary of the Company as the Purchaser may from time to time request. Upon the death, resignation or removal of a nominee designated by the Purchaser, the Company will use its best efforts to have the vacancy filled by a person designated by the Purchaser. Board members designated by the Purchaser shall be fully covered by any directors' and officers' liability insurance maintained from time to time on the same terms as the other members, shall be entitled to the benefit of any indemnification arrangements applicable to the other members and shall have the right to receive all fees paid and options and other awards granted and expenses reimbursed to non-employee directors generally.


                                ARTICLE III
                  CERTAIN PURCHASE RIGHTS AND RESTRICTIONS

        3.1 General. If, at any time when the Purchaser and its Affiliates collectively own in excess of 5% of the Fully Diluted Common Stock, the Company proposes to issue for cash any of its Common Stock or other securities exercisable for, or convertible or exchangeable into, Common Stock (collectively, the "Securities"), other than as provided in
 Section 3.2, then the Company shall, no later than 30 days prior to the consummation of such issuance, give written notice to the Purchaser of such proposed issuance. Such notice shall describe the proposed issuance, and contain an offer to sell to the Purchaser, at the same price and for the same consideration to be paid by the proposed purchasers (but net of any underwriting or similar fees, discounts or commissions), up to the Purchaser's pro rata portion (which shall be a percentage equal to the percentage of the Fully Diluted Common Stock held by the Purchaser and its Affiliates) of the Securities to be sold. Subject to the foregoing, if Common Stock is being issued with other Securities as a unit and such Common Stock may only be purchased in connection therewith as a part of such unit, the Purchaser must purchase such unit in order for such acceptance to be valid. If the Purchaser fails to accept such offer by written notice within 20 days after its receipt of the Company's notice, the Company may proceed with such proposed issuance, free of any right on the part of the Purchaser under this Section 3.1 in respect thereof.

        3.2 Exceptions. The purchase right granted by Section 3.1 shall not apply to: (i) compensatory issuances to employees, directors or consultants or pursuant to related employee benefit or stock option plans approved by the Board of Directors; (ii) Securities distributed or set aside to all holders of Common Stock on a per share equivalent basis; (iii) derivative securities (e.g., warrants) issued as customary "yield enhancement" in connection with (a) the arrangement of bank credit or (b) the issuance of debt securities or redeemable, non-convertible preferred stock; (iv) any issuance of Securities upon the conversion, exercise or exchange of derivative equity securities contemplated by or issued in accordance with this Agreement; and (v) any issuance of Common Stock to the Purchaser on the date hereof and any subsequent issuance of Additional Warrants (as hereinafter defined).

        3.3 Warrant Adjustment. In the event that, prior to January 16, 1999, (a) the Company completes an offering of its Common Stock or (b) announces (by the filing of any registration statement with the Securities and Exchange Commission, by press release or otherwise) an offering of its Common Stock and completes such an offering prior to July 16, 1999 (any such offering a "Subsequent Equity Offering"), the Company shall, upon each Subsequent Equity Offering, issue warrants to the Purchaser (the "Additional Warrants") initially exercisable for the number of shares necessary to maintain the aggregate amount of Common Stock issuable pursuant to the Warrants and the Additional Warrants at 3.0% of the Fully Diluted Common Stock. The Additional Warrants shall have terms substantially identical to the Warrants and shall have the same registration rights.

        3.4 Standstill Agreement. After acquiring the Restricted Securities and except as further permitted under Section 3.1 or 3.3, the Purchaser agrees not to acquire beneficial ownership of any other Securities prior to July 15, 2001, without the prior written consent of the Company, unless (after giving effect to such additional beneficial ownership) Purchaser and its Affiliates do not collectively own in excess of 20% of the Fully Diluted Common Stock.


                                 ARTICLE IV
                               MISCELLANEOUS

        4.1 Transfer Restrictions. The Purchaser agrees that it will not transfer, sell or assign (other than transfers, sales or assignments to an Affiliate of the Purchaser) any of the Restricted Securities prior to July 15, 1999 without the express written consent of the Company. Restricted Securities sold to the public pursuant to an effective registration statement or pursuant to Rule 144 promulgated under the Securities Act of 1933 shall no longer be subject to any of the provisions of this Agreement.

        4.2 Successors, Assigns and Transferees. This Agreement shall be binding upon and all rights hereto shall inure to the benefit of the parties hereto and their respective legal representatives, heirs, legatees, successors and permitted assigns subject to the terms of this Agreement.

        4.3 Notices. Any notice, request, instruction or other document to be given hereunder by any party hereto to another party hereto shall be in writing, shall be deemed to have been duly given or delivered when delivered personally or telecopied (receipt confirmed, with a copy sent by reputable overnight courier), or one business day after delivery to a reputable overnight courier, postage prepaid, to the address of the party set forth below such person's signature on this Agreement or to such address as the party to whom notice is to be given may provide in a written notice to each of the other parties to this Agreement, a copy of which written notice shall be on file with the Secretary of the Company.

        4.4 Recapitalizations, etc. The provisions of this Agreement (including any calculation of share ownership) shall apply, except to the extent specifically set forth herein with respect to the Restricted Securities, to any and all shares of capital stock of the Company or any capital stock, partnership units or any other security evidencing ownership interests in any successor or assign of the Company (whether by merger, consolidation, sale of assets or otherwise) that may be issued in respect of, in exchange for, or in substitution of the Common Stock by reason of any stock dividend, split, reverse split, combination, recapitalization, liquidation, reclassification, merger, consolidation or otherwise.

        4.5 Inspection and Compliance with Law. Copies of this Agreement will be available for inspection or copying by any holder of Restricted Securities at the offices of the Company through the Secretary of the Company. The Company shall take all reasonable action to insure that the provisions of Delaware law relating to agreements similar to this Agreement are promptly complied with.

        4.6 Choice of Law. THIS AGREEMENT SHALL BE CONSTRUED, INTERPRETED AND THE RIGHTS OF THE PARTIES DETERMINED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE (WITHOUT REGARD TO THE CONFLICT OF LAWS PROVISIONS THEREOF).

        4.7 Entire Agreement; Amendments and Waivers. This Agreement and the Other Documents (as defined in the Stock Purchase Agreement) embody the entire agreement and understanding of the parties hereto pertaining to the subject matter hereof. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

        4.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        4.9 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms to the fullest extent permitted by law.

        4.10 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

        4.11 Cumulative Remedies. All rights and remedies of either party hereto are cumulative of each other and of every other right or remedy such party may otherwise have at law or in equity, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.

        4.12 Term. Unless earlier terminated by an instrument in writing amending this Agreement pursuant to Section 4.7, this Agreement shall terminate upon the tenth anniversary of the effective date of this Agreement. Notwithstanding the foregoing, this Agreement shall in any event terminate with respect to the Purchaser when the Purchaser and its Affiliates no longer own any shares of Restricted Securities.




        IN WITNESS WHEREOF, the parties hereto have caused this Investor's Agreement to be duly executed as of the date first above written.

 KENNEDY-WILSON, INC.


 By: /s/ William J. McMorrow
     ________________________________
     Name:  William J. McMorrow
     Title: CEO

 Address:    530 Wilshire Blvd., #101
             Santa Monica, California  90401

 Telecopy:   (310) 315-8510



 COLONY INVESTORS III, L.P.

 By:    Colony Capital III, L.P.

        By:  ColonyGP III, Inc.

        By: /s/ Mark M. Hedstrom
            ________________________________
            Name:  Mark M. Hedstrom
            Title: Vice President

 Address:  c/o Colony Capital, Inc.
           201 Main Street, Suite 2420
           Fort Worth, Texas  76102

 Telecopy:   (817) 871-4088